UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2014

BANKRATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35206	65-0423422
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(Address of principal executive offices)

(561) 630-2400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 8, 2014, Bankrate, Inc. (the “Company”) terminated Edward J. DiMaria’s employment with the Company for cause, effective immediately, as a result of his notifying the Company and the Securities and Exchange Commission (the “SEC”) of his decision not to cooperate in the previously announced investigation by the SEC of certain financial reporting matters (the “SEC Investigation”).

Item 8.01	Other Events

The United States Department of Justice (the “DOJ”) has informed the Company that it is investigating the matters that are the subject of the previously announced SEC Investigation. The Company is cooperating with the DOJ in its investigation. It is not possible to predict when the DOJ investigation will be completed, the final outcome of the investigation, and what if any actions may be taken by the DOJ.

In September 2014, a putative class action lawsuit, captioned Tong v. Evans, et al., No. 14-cv-8113, was brought in the United States District Court for the Southern District of Florida against the Company and certain current and former officers and directors of the Company, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5. On the basis of the press release and Form 8-K issued by the Company on September 15, 2014 regarding the SEC Investigation and the review being conducted by the Company’s Audit Committee, the complaint alleges, among other things, that the defendants made false and misleading statements about, and failed to disclose, alleged errors in the Company’s financial statements relating to the improper recognition of revenues and expenses, and allegedly inadequate internal controls over financial reporting; and that, as a result, the Company’s financial statements were materially false and misleading. The complaint seeks to recover damages on behalf of a proposed class consisting of all persons, other than the defendants, who purchased the Company’s securities between March 1, 2013 and September 15, 2014, inclusive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2014	BANKRATE, INC.

	By:	/s/ James R. Gilmartin
James R. Gilmartin VP, General Counsel